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                                                                     Exhibit 3.1



                               ARBOR DRUGS, INC.

                BOARD OF DIRECTORS RESOLUTIONS - BYLAW AMENDMENT

 FURTHER RESOLVED, that pursuant to Article IX of the Bylaws of the Corporation, the Board of Directors hereby adopts a new Article XI to such Bylaws, which Article XI shall read in its entirety as follows:

                                 ARTICLE XI

                              CONTROL SHARE ACT

   Pursuant to Section 794 of the MBCA, Chapter 7B of the Michigan Business Corporation Act does not apply to any "control share acquisition" (as defined in Section 791 of the MBCA) of shares of the Corporation.



Adopted:  February 8, 1998